Exhibit 99.1

PRESS RELEASE

Selectica Reports Results for Second Quarter Fiscal 2011

SAN JOSE, Calif., November 4, 2010 -- Selectica (NASDAQ: SLTC), a leading provider of contract lifecycle management and sales configuration solutions, today announced financial results for its second fiscal quarter ended September 30, 2010.

Highlights in the second quarter 2011 include:
•	Announced the appointment of three new board members
•	Resolved litigation regarding the company’s Shareholder Rights Plan
•	Opened a new global research and operations center
•	Reduced operating expenses for the third consecutive quarter

“This quarter we continued to make significant progress in controlling expenses while establishing the infrastructure to accelerate the development of innovative new solutions,” said Jason Stern, President and Chief Operating Officer of Selectica. “We believe these investments will enable us to create a scalable organization and sustainable growth.”

Revenue for the second quarter of fiscal 2011 was $3.1 million, compared to $3.7 million for the first quarter of fiscal 2011, and $3.7 million for the second quarter of fiscal 2010. New license revenue for the quarter was $304,000, compared with $836,000 last quarter and $945,000 in the second quarter of fiscal 2010. Revenue for the second quarter consisted of 21% license and subscription revenue, 49% maintenance and support revenue, and 30% professional services and other revenue. Revenue for the second quarter from contract lifecycle management solutions was $1.8 million or 59% of total revenue, and revenue from sales configuration solutions was $1.3 million or 41%. Cash, cash equivalents, and short-term investments were $16.7 million on September 30, 2010.

New license revenue consisted of SaaS and perpetual licenses from direct and channel sales. New customer wins in the second quarter included companies in life sciences, high tech, and financial services industries.

Net loss for the second quarter of fiscal 2011 was $(632,000), or $(0.22) per share, compared to a net loss of $(447,000), or $(0.16) per share, in the first quarter of fiscal 2011 and a net loss of $(1.1 million), or $(0.39) per share, in the second quarter of fiscal 2010.

About Selectica, Inc.
Selectica (NASDAQ: SLTC) provides Global 2000 companies with solutions that automate complex contract management and sales configuration processes. Selectica's enterprise solutions streamline critical business functions including sales, procurement, and corporate governance, and enable companies to eliminate risk, increase revenue, and cut costs. Selectica customers represent leaders in manufacturing, technology, retail, healthcare, and telecommunications, including Bell Canada, Cisco, Covad Communications, Fujitsu, CA Technologies, ManTech, and Qwest Communications. For more information, visit www.selectica.com.

###

PRESS RELEASE

Forward Looking Statements
Certain statements in this release and elsewhere by Selectica are forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of Company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to the on-going global recession; fluctuations in demand for Selectica's products and services; government policies and regulations, including, but not limited to those affecting the Company's industry; and risks related to the Company's past stock granting policies and related restatement of financial statements. Selectica undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risk factors concerning the Company can be found in the Company's most recent Form 10-K, filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Todd Spartz
(408) 545-2648
ir@selectica.com

PR  Contact:
Jordan McMahon
(408) 545-2494
pr@selectica.com

SELECTICA, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	March 31,
	2010	2010
ASSETS
Current assets
Cash and cash equivalents	$13,568	$16,957
Short-term investments	3,093	198
Accounts receivable	2,125	4,242
Prepaid expenses and other current assets	582	538
Total current assets	19,368	21,935

Property and equipment, net	404	536
Other assets	24	24
Total assets	$19,796	$22,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of note payable to Versata	$786	$786
Accounts payable	703	609
Restructuring liability	-	7
Accrued payroll and related liabilities	476	483
Other accrued liabilities	85	56
Deferred revenue	2,787	4,500
Total current liabilities	4,837	6,441
Note payable to Versata	3,759	4,036
Other long-term liabilities	244	27
Total liabilities	8,840	10,504

Stockholders' equity	10,956	11,991
Total liabilities and stockholders' equity	$19,796	$22,495

SELECTICA, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Revenues:
License	$304	$945	$1,140	$1,377
Services	2,794	2,756	5,692	5,539
Total revenues	3,098	3,701	6,832	6,916

Cost of revenues:
License	33	38	184	89
Services	1,218	1,261	2,412	2,646
Total cost of revenues	1,251	1,299	2,596	2,735

Gross profit	1,847	2,402	4,236	4,181

Operating expenses:
Research and development	625	749	1,389	1,792
Sales and marketing	953	1,103	1,991	2,302
General and administrative	860	1,457	1,832	2,915
Shareholder litigation	2	2	3	7
Professional fees related to corporate governance review	-	91	-	438
Restructuring	-	23	-	847
Total operating expenses	2,440	3,425	5,215	8,301

Operating loss	(593)	(1,023)	(979)	(4,120)

Interest and other income (expense), net	(39)	(49)	(96)	(171)

Loss before provision for income taxes	(632)	(1,072)	(1,075)	(4,291)
Provision for (benefit from) income taxes	-	-	4	(179)
Net loss	$(632)	$(1,072)	$(1,079)	$(4,112)

Basic and diluted net loss per share	$(0.22)	$(0.39)	$(0.38)	$(1.48)

Reconciliation to non-GAAP net loss:
Net loss	$(632)	$(1,072)	$(1,079)	$(4,112)
Shareholder litigation	2	2	3	7
Professional fees related to corporate governance review	-	91	-	438
Restructuring	-	23	-	847
Non-GAAP net loss	$(630)	$(956)	$(1,076)	$(2,820)

Non-GAAP basic and diluted net loss per share	$(0.22)	$(0.34)	$(0.38)	$(1.01)

Weighted average shares outstanding for basic
and diluted net loss per share	2,816	2,782	2,814	2,780